Exhibit 99.1

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Eve Callahan

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UMPQUA BANK ACQUIRES BANKING OPERATIONS OF

RAINIER PACIFIC BANK

 Doubles Its Washington Presence;

Second FDIC-assisted acquisition in 2010

PORTLAND, Ore., Feb. 26, 2010 – Umpqua Holdings Corporation (NASDAQ: UMPQ) announced that its subsidiary, Umpqua Bank, has acquired the banking operations of Rainier Pacific Bank, Tacoma, Wash., in a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC). This is the second FDIC-assisted transaction for Umpqua Bank this year following its January 22 acquisition of Seattle-based EvergreenBank.

As of Dec. 31, 2009, Rainier Pacific Bank had $718 million in assets and $446 million in deposits, including approximately $327 million of core deposits. Rainier Pacific Bank’s $564 million in loans are subject to a loss-sharing agreement with the FDIC. Umpqua Bank expects the acquisition to be immediately accretive to operating earnings per share. The transaction will increase Umpqua’s assets to approximately $10.5 billion and deposits to approximately $8.2 billion, based on Umpqua’s Dec. 31, 2009 balances.

“We are pleased to welcome former Rainier Pacific Bank customers to the Umpqua Bank network of 176 neighborhood locations from Seattle to San Francisco,” said Ray Davis, chief executive officer of Umpqua Holdings Corporation. “Former Rainier Pacific Bank customers will be able to bank as usual during regular business hours. Their deposits are safe, accessible and remain FDIC insured to the maximum provided by law. We anticipate a smooth transition, and are pleased to expand our presence in the Puget Sound marketplace and extend our long term vision for growth in this area.”

Umpqua Bank Acquires Banking Operations of Rainier Pacific Bank

Today’s acquisition announcement follows a decision by the Washington Department of Financial Institutions to close Rainier Pacific Bank and have the FDIC accept the receivership.

Umpqua Bank participated in a competitive bid process with the FDIC.  The accepted bid included a 1.04 percent deposit premium on non-brokered deposits, and a negative bid of $13.1 million on assets acquired.

Thirteen of Rainier Pacific Bank’s locations will open tomorrow from 9:00 a.m. to 3:00 p.m. as Umpqua Bank stores. All 14 locations will be open Monday, March 1, increasing Umpqua’s network to 176 locations throughout Northern California, Oregon and Washington. Customers of Rainier Pacific Bank are now customers of Umpqua Bank and deposits will continue to be insured by the FDIC up to the maximum permitted by law. Umpqua Bank is working closely with former Rainier Pacific Bank employees to ensure that customers will be able to conduct business as usual, with full access to deposits, loans, ATM/Debit cards, online banking, automatic bill pay service and other electronic banking services. Checks drawn on Rainier Pacific Bank will continue to be processed. Loan customers should continue to make their payments as they normally would.

Umpqua Bank expects to convert Rainier Pacific Bank’s consumer banking, home lending, small business, investment and insurance services to the Umpqua Bank brand over the next several months. Umpqua Bank and Rainier Pacific Bank customers will be able to access the combined network of 194 ATMs without fees within two weeks. Rainier Pacific Bank branches will be added to Umpqua Bank’s network of 162 Northern California, Oregon and Washington locations.

Umpqua Bank representatives are on-site at all former Rainier Pacific Bank locations to assist in the transition, address customer needs and begin integrating operations. For additional information, customers can also visit www.umpquabank.com or call the Umpqua Bank customer care team at 866-486-7782.

Umpqua Bank Acquires Banking Operations of Rainier Pacific Bank

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 176 locations between San Francisco, Calif. and Seattle, Wash., along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua's Private Bank Division serves high net worth individuals and non-profits providing customized financial solutions and offerings. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

This press release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to the reader.  These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC.  You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.  In this press release we make forward-looking statements about the anticipated favorable effect of this acquisition on our earnings per share and the benefits of completing the integration of Rainier Pacific Bank into Umpqua Bank. Specific risks that could cause results to differ from forward-looking statements are set forth in our filings with the SEC and include, without limitation, our ability to successfully integrate these operations without undue disruption or loss of customers and without unplanned operational expenses or credit losses.